                                                        Exhibit 10.(iii)-23




                              EMPLOYMENT AGREEMENT
                              --------------------

  THE EMPLOYMENT AGREEMENT made and entered into the 24th day of May, 1995, and effective as of July 1, 1995, by and between Bally Entertainment Corporation, a Delaware corporation ("Bally" or "Employer"), and James S. Montana, Jr. ("Employee").

  WHEREAS, Employer and Employee desire to enter into this Employment Agreement to set forth the rights and duties of the parties herein;

  NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein contained, the parties agree as follows:

  1. EMPLOYMENT

     (a) Employer hereby employs Employee in the capacities of Senior Vice President and General Counsel of Bally and/or such other capacity or capacities of equal status and responsibility as the Chairman of the Board or Chief Executive Officer of Bally, or their designated representative, shall determine, and Employee hereby accepts such employment upon the terms and conditions herein set forth. Employer may also designate Employee as principal legal officer/General Counsel of such other subsidiaries as Employer shall determine, without additional compensation. As used herein, "subsidiary" shall include all entities in which Employer, directly or indirectly, holds an equity interest.

     (b) During the term of his employment, Employee will devote his best efforts to his employment and perform such duties consistent with his capacities as Senior Vice President and General Counsel of Bally, and such other capacity or capacities as the Chairman of the Board or Chief Executive Officer of Bally shall determine, as are reasonably assigned to him by Employer. While it is understood and agreed that Employee's job capacities may change at Employer's discretion during the term of this Employment Agreement, his level of responsibility shall not be substantially reduced at any time without his consent. Employee will devote his entire working time and attention to the business and related interests of, and will be loyal to, Employer, and Employee agrees to render service on behalf of Employer or on behalf of its subsidiaries or affiliates; provided, however, this shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made and which are not in violation of Section 6(a) or from engaging in charitable activities so long as such activities do not interfere with the performance of Employee's duties hereunder.
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  2. TERM

     The term of this Employment Agreement shall begin on the effective date stated above (the "Commencement Date") and shall continue until the thirty sixth month anniversary of such date (the "Expiration Date"), and the term shall continue thereafter from year-to-year unless termination by either party in his or its sole discretion upon sixty (60) days written notice given prior to the expiration of a term.

  3. COMPENSATION

     (a) In consideration of the services to be rendered by Employee hereunder, Employer agrees to pay to Employee, and Employee agrees to accept, as compensation, the sum of Three Hundred Thousand Dollars ($300,000) (the "Base Salary") for each twelve month period following the effective date of this Employment Agreement, which shall be paid on the regularly recurring pay periods established by Employer. Increases in the Base Salary shall be subject to periodic review by Employer, although any determination to increase the Base Salary shall be within Employer's sole discretion.

     (b) It is further understood by both parties that, pursuant to the policies of Employer, a discretionary bonus payment may be made in addition to the Base Salary above provided. A minimum bonus of Fifty Thousand Dollars ($50,000) (the "Guaranteed Bonus") shall be payable to Employee in respect of the twelve month period following the Commencement Date. The Guaranteed Bonus shall be paid within 30 days of the first anniversary of the Commencement Date.

     (c) It is further understood by both parties that they intend for Employee to receive options to purchase an aggregate of 150,000 shares
(subject to equitable adjustment to account for any stock dividends, stock splits, combination or reorganization) of Bally's common stock, 66 2/3c par value. The grant of such options will be subject to the approval each year of the Compensation and Stock Option Committee of the Board of Directors of Bally, which the parties intend to make such grants in installments of 50,000 options (subject to equitable adjustment to account for any stock dividends, stock splits, combination or reorganization) during each fiscal year in which Employee is employed by Employer, with the first such grant occurring at the next scheduled meeting of such Compensation and Stock Option Committee. If granted, such Options will be exercisable when, upon the terms and for such duration as are provided in the Plan under which the Compensation and Stock Option Committee shall grant such options.

     (d)   Unless this Agreement has been earlier terminated in accordance with
Section 7 or 8, if on or before the expiration of this Agreement (whether the Expiration Date or the expiration of any subsequent one year term), Employer shall not offer to extend the term of this Employment Agreement for at least one additional year, Employee will be entitled to severance equal in amount to his aggregate Base Salary and Guaranteed and other bonuses (collectively "Bonuses"), if any, paid or payable in respect of the most recent twelve months of





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
employment preceding termination ("MRTM"), to be paid out in equal biweekly installments during the twelve months following termination.

     (e) All amounts payable hereunder are subject to federal, state and local taxes and all withholding required in respect thereof.

  4. VACATION AND OTHER BENEFITS

     Employee shall be entitled to similar vacation each year of his employment with Employer as well as other employment benefits, including hospitalization, life insurance, long-term disability, death and retirement plans, an automobile allowance or the use of an automobile, and the like, as are afforded to senior executives of Employer of comparable status and tenure and consistent with that afforded under Employer's policies.

     In addition, Employer shall maintain in full force and effect so long as Employee is employed hereunder, a policy of term insurance on the life of Employee in the amount of twice his initial Base Salary hereunder. Employee shall promptly advise Employer of the designated beneficiary or beneficiaries of such policies. The term life insurance benefits herein referenced shall be supplemental to the group life insurance provided to Employee at the time this Employment Agreement commenced or any subsequent improvement thereof.

  5. EXPENSES

     Consistent with and as limited by Employer's policies for senior executives, Employer shall pay all reasonable expenses incurred by Employee in the performance of his responsibilities and duties for Employer as well as the promotion of Employer's business. Employee shall submit to Employer periodic statements of all expenses so incurred. Subject to such audits as Employer may deem necessary, Employer shall reimburse Employee the full amount of any such expenses advanced by Employee promptly in the ordinary course.

  6. COVENANTS AND CONFIDENTIAL INFORMATION

     (a) Employee agrees that for the applicable period specified below, he will not, directly or indirectly, do any of the following:

           (i) Own, manage, control, or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise, with any other corporation, partnership, proprietorship, firm, association or other business entity (a "Competitive Entity"), or otherwise engage in any business which is competitive with or adverse to Employer's business or welfare, including, without limitation, any Competitive Entity or business engaged in any manner in the operation of gaming ventures including, but not limited to, casinos, Indian gaming or riverboat gaming, within twenty-five (25) miles of any gaming facility ("Facility") in which Employer has an equity interest, which Employer manages or which is under development and in which





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Employer is to have an equity interest or which is to be managed by Employer;
provided, however, that (X) the ownership of not more than one percent (1%) of the stock of any publicly traded corporation and (Y) partnership or other employment by a private law firm at which a "chinese wall" between Employee and any engagement violative of this Section 6(a)(i) has been established, shall not be deemed a violation of this covenant;

           (ii) Induce any person who is an employee, officer, or agent of Employer to terminate said relationship.

           (iii) Employ, assist in employing or otherwise associate in the operation of gaming ventures with any present, former or future employee or officer of Employer.

     (b) The provisions of subparagraphs 6(a)(i) - 6(a)(iii) shall be operative through the Expiration Date except as provided in the following sentence. In the event of a "Change of Control" the provisions of subparagraphs 6(a)(i)-(iii) shall be operative only so long as Employee remains an employee of Employer. In the event Employee is terminated for "Cause" (as defined in paragraph 8 hereof) or is paid severance pursuant to Sections 3(d) or 8(c) hereof, the provisions of subparagraphs 6(a)(i)-(iii) shall be operative during the period ending on the later of (i) the Expiration Date and
(ii) one (1) year after termination of Employee's employment. All other obligations and agreements created by the terms of subparagraphs (c) through
(f) of this paragraph 6 are of a continuing nature and shall remain in full effect at all times during and beyond Employee's period of employment.

     (c) Employee understands and acknowledges that he will be furnished, use or otherwise be privy to certain confidential and proprietary information relating to Employer's business (referred to collectively as "Confidential and Proprietary Information"). In general, Employee understands and acknowledges that Confidential and Proprietary Information constitutes any and all information concerning Employer which otherwise is not generally known to the public domain, including customer-related information and other information which Employee may encounter, compile or develop at any time during Employee's employment with Employer.

  Employee acknowledges Employer diligently maintains the secrecy and confidentiality of its Confidential and Proprietary Information by, among other things: (1) locking information in "Confidential Information" cabinets and other areas; (2) the use of a "Confidential" stamp; and (3) restricting the photocopying and circulation of confidential information. In this regard, Employee understands and acknowledges that, with respect to Employer, each and every component of the Confidential and Proprietary Information is sufficiently secret to derive economic value from not being generally known to other persons.

  As a condition to and in consideration of Employee's employment by Employer, Employee accordingly hereby agrees to treat any Confidential and Proprietary Information and generally conduct Employee's relationship with Employer in accordance with the following:





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     (i)   During Employee's employment with Employer and thereafter, Employee will hold in the strictest confidence and not use in any manner which is detrimental to Employer or disclose to any individual or entity any Confidential and Proprietary Information, except as may be required by Employer in connection with Employee's employment.

     (ii) Upon the request of Employer or at the time of the termination of Employee's employment, Employee will deliver to Employer only, and shall not retain for Employee's or anybody else's use, any and all notes, data, memoranda, specifications, devices, formulae, documents, software, programs and other material containing any of Employer's Confidential and Proprietary Information, and all copies thereof.

     (d) Employee expressly agrees and understands that the remedy at law for any breach by him of this paragraph 6 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that Employer shall be entitled to immediate injunctive relief and if the court so permits, may obtain a temporary order restraining any threatened or further breach, without the necessity of posting bond. Nothing contained in this paragraph 6 shall be deemed to limit Employer's remedies at law or in equity for any breach by Employee of the provisions of this paragraph 6 which may be pursued or availed of by Employer. Any covenant on Employee's part contained hereinabove, which may not be specifically enforceable, shall nevertheless, if breached, give rise to a cause of action for monetary damages.

     (e) Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Employer under this paragraph 6, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to Employer, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interests of Employer and do not confer a benefit upon Employer disproportionate to the detriment to Employee.

     (f) For the purposes of this paragraph 6, the term "Employer" shall be deemed to include Bally Entertainment Corporation and any of its affiliates or subsidiaries, together with their respective successors or assigns. As used in this Section 6 and elsewhere in this Agreement, "affiliate" shall have the meaning ascribed to such term in Regulation S-X promulgated under the Securities Exchange Act of 1934 (as in effect on the effective date of this Employment Agreement, the "Exchange Act").


  7. ILLNESS, INCAPACITY OR DEATH DURING EMPLOYMENT

     (a) If Employee is unable to perform his services by reason of illness or incapacity resulting in a failure to discharge his duties under this Employment Agreement for





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six (6) or more consecutive months, then upon thirty (30) days notice, Employer may terminate the employment of Employee under this Employment Agreement and Employee, upon such termination, shall be paid (i) his Base Salary and Guaranteed Bonus, if any, on a pro-rata basis, to the date of termination plus reimbursement of all expenses reasonably incurred by Employee and reimbursable hereunder prior to and including such date and (ii) a monthly amount, for six
(6) consecutive months, equal to one-twelfth (1/12th) of the sum of his Base Salary and Bonuses, if any, paid in or payable in respect of the MRTM LESS any disability payments received by Employee during said six (6) months from any disability or similar plan or policy of Employer or its insurers.

     (b) In the event of Employee's death, all obligations of Employer under this Employment Agreement under paragraph 3 hereof shall terminate other than the payment of that portion of his Base Salary and Guaranteed Bonus, if any, on a pro-rata basis accrued to the date of death, plus reimbursement of all expenses reasonably incurred by Employee and reimbursable hereunder prior to and including such date.

     (c) The foregoing shall not limit or negate any rights or benefits of Employee under the Employer's long term disability or accidental death plans.

  8. TERMINATION FOR CAUSE AND SEVERANCE COMPENSATION

     (a) The employment of Employee under this Employment Agreement, and the term hereof, may be terminated by Employer with or without cause at any time, subject to payment of the severance terms set forth in Section 8(c) and the terms of Section 7 hereof. For purposes hereof, the term "cause" means:

           (i) Employee's fraud, dishonesty, willful misconduct or gross negligence in the performance of his duties hereunder, including willful failure to perform such duties as may properly be assigned him hereunder;

           (ii) Employee's material breach of any provision of this Employment Agreement;

           (iii) Employee's failure to qualify (or having so qualified being thereafter disqualified) under any suitability or licensing requirement to which Employee may be subject by reason of his position with Employer and its parents, affiliates or subsidiaries, under the laws and regulations of Nevada, New Jersey or any governmental or quasi-governmental agency thereof or any other federal, state or local scheme regulating gaming; or

           (iv) Gross misconduct tending to bring Employer or any of its affiliates or subsidiaries into public disrepute.

     (b) Any termination by reason of the foregoing shall not be in limitation of any other right or remedy Employer may have under this Employment Agreement or otherwise.





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     (c)  In the event Employee is terminated by the Company other than for (i)
"cause" or (ii) a reason set forth in Section 7, then as Employee's sole recourse in respect of such termination, he shall be paid an amount equal to the greater of: (i) his Base Salary and Bonuses, if any, paid or payable for the MRTM (the "Average Salary") or (ii) an amount equal to the Average Salary for the MRTM multiplied by the number of years (or fraction of years) from the date of termination through the Expiration Date, in each case payable in equal bi-weekly installments over one year or the remaining term, as the case may be; provided further, that such payment to Employee shall be due only when Employee delivers to Employer a full and complete release of all claims hereunder, or at law or equity, including under federal equal employment and age discrimination laws, arising out of Employee's employment or the termination thereof; in the event Employee fails to deliver such release within 45 days, he shall forfeit the payments due under this Section 8(c).

     (d) In the event the Company shall require as a condition of Employee's continued employment that he relocate his principal office outside the Chicago metropolitan area then, upon 90 days prior written notice given within 60 days of Employer's notification to Employee of such condition (during which Employer may withdraw such condition), Employee may terminate his employment by delivering to Employer a full and complete release of all claims hereunder, or at law or equity, including under federal equal employment and age discrimination laws, arising out of Employee's employment or the termination thereof, and upon receipt of such release, Employer shall pay to Employee, in equal bi-weekly installments over one year following the date of Employee's termination of employment, an amount equal to the Average Salary.

  9. OPTIONAL TERMINATION UPON CHANGE OF CONTROL

     (a) In the event that there is a Change in Control of Bally, Employee may, at his option, terminate this Employment Agreement at any time thereafter upon thirty (30) days written notice to Employer. If Employee exercises this right to terminate, no later than his last day of employment, he shall be paid in lump sum the amount of six (6) months Base Salary.

           Furthermore, in the event that there is a change in control of Bally and the successor in control, without cause (as defined in Section 8(a)), terminates this Employment Agreement, Employee shall be paid in lump sum (x) twenty-four (24) months Base Salary or an amount equal to his Base Salary through the original thirty six (36) month term hereof, whichever is greater, and (y) the greater of the average of the Bonuses, if any, paid to Employee by Employer for the two (2) prior years or the Bonuses, if any, for the prior year. If the successor in control changes Employee's title or substantially changes his duties or functions from those which he previously performed hereunder, or requires Employee to perform the majority of his duties at a location outside the metropolitan area of Chicago, Illinois, the successor in control shall be deemed to have constructively terminated Employee's services without cause and Employee shall be entitled to the payment set forth in the first sentence of this paragraph.





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           A "Change in Control" shall mean a change in control of Bally of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not Bally is then subject to such reporting requirement, provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

           (i) any "person" (as defined in subsections 13(d) and 14(d) of the Exchange Act), other than a person with which Arthur Goldberg is affiliated or of which he is a part, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Bally representing 25% or more of the combined voting power of Bally's then outstanding securities;

           (ii) during any period of two (2) consecutive years or less (not including any period prior to the effective date of this Employment Agreement) there shall cease to be a majority of the Board of Directors of Bally comprised of Continuing Directors (as defined below); or

           (iii) the stockholders of Bally approve (1) a merger or consolidation of Bally with any other corporation, other than a merger or consolidation that would result in the voting securities of Bally outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of Bally or such surviving entity outstanding immediately after such merger or consolidation, or (2) a plan of complete liquidation of Bally or an agreement for the sale or disposition by Bally of all or substantially all of its assets.

     (b) An event or occurrence (or series of events or occurrences) that would not otherwise constitute a Change in Control under the foregoing shall be deemed to constitute a Change in Control for purposes of this Employment Agreement if the Board of Directors of Bally, by majority vote, determines that a Change in Control does result therefrom, but only if Continuing Directors constitute a majority of the directors voting in favor of such determination. A determination by directors under this paragraph shall be made solely for purposes of this Employment Agreement and shall not directly or indirectly affect any determination or analysis of whether a Change in Control results for any other purpose. Any determination made with respect to whether a Change in Control results for purposes of any other agreement or plan of Bally shall have no affect for purposes of this Employment Agreement.

           The term "Continuing Directors" shall mean individuals who constitute the Board of Directors of Bally as of the effective date of this Employment Agreement and any new director(s) whose election by such Board or nomination for election by Bally's stockholders was approved by a vote of at least two-thirds of the directors then in office who either were directors as of the effective date of this Employment Agreement or whose election or nomination for election was previously so approved.





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           (c)   If it shall be determined that any payment or distribution to or for the benefit of Employee pursuant to this Section 9 ("Severance payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Excise Tax"), then Employee shall be entitled to receive from Employer an additional payment (the "Excise Tax Gross-Up payment") in an amount such that the net amount retained by Employee, after the calculation and deduction of any Excise Tax on the Severance payments "and any federal, state and local income taxes and Excise Tax on the Gross-Up payment provided for in this Section 9, shall be equal to the Severance payments. In determining this amount, the amount of the Excise Tax Gross-Up payment attributable to federal income taxes shall be reduced by the maximum reduction in federal income taxes that could be obtained by the deduction of the portion of the Excise Tax Gross-Up payment attributable to state and local income taxes. Finally, the Excise Tax Gross-Up payment shall be reduced by income or excise tax withholding payments made by Employer to any federal, state or local taxing authority with respect to the Excise Tax Gross-Up payment that was not deducted from compensation payable to Employee.


  10.  SEVERABLE PROVISIONS

       In the event any provision hereof, including those of Section 6, would, under applicable law, be invalid or unenforceable, such provision shall, to the extent permitted under applicable law, be construed by modifying it or limiting it so as to be valid and enforceable to the maximum extent possible under applicable law. The provisions of this Employment Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction shall nevertheless be binding and enforceable.

  11.  BINDING AGREEMENT

        The rights and obligations of Employer under this Employment Agreement shall inure to the benefit of and shall be binding upon the respective successors and assigns of Employer.

  12.  ARBITRATION; ATTORNEYS' FEES

       (a) The sole remedy for the settlement of any dispute or controversy arising out of or relating to this Employment Agreement (exclusive of Section 6, which is excluded from the terms of this Section 12(a)) shall be by arbitration in Chicago, Illinois, in accordance with the rules then obtaining of the American Arbitration Association. Only a person who is a lawyer may serve as an arbitrator. Each side to the claim or controversy may select one arbitrator and those arbitrators shall choose a third arbitrator; these arbitrators so selected shall constitute the panel. The American Arbitration Association rules for labor arbitrations shall control any discovery conducted in connection with the arbitration. The expenses of arbitration (other than attorneys' fees) shall be shared as determined by arbitration. Each side to the claim or





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
controversy shall pay their own attorneys' fees, except as set forth in Section 12(b). Any result reached by the panel shall be binding on all parties to the arbitration and no appeal may be taken. It is agreed that any party to any award rendered in such arbitration proceeding may seek a judgment upon the award and that judgment may be entered thereon by any court having jurisdiction.

       (b) In the event Employee is required to commence an arbitration or permitted legal action to enforce the provisions of this Employment Agreement and Employee prevails in substantial part in such action, Employer shall pay Employee's costs and expenses, including reasonable attorneys' fees, incurred in such action.

  13.  NOTICES

       Any notice to be given to Employer under the terms of this Employment Agreement shall be addressed to Employer at the address of its principal place of business, and any notice to be given to Employee shall be addressed to him at his home address last shown on the records of Employer, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall have been duly given when enclosed in a properly sealed envelope addressed as aforesaid, postage prepaid, registered or certified, return receipt requested, and deposited in a post office or branch post office regularly maintained by the United States Government.

  14.  WAIVER

       Either party's failure to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver by a party of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to him or it under the circumstances.

  15.  GOVERNING LAW

       This Employment Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Illinois without reference to principles of conflict of laws.

  16.  CAPTIONS AND PARAGRAPH HEADINGS

       Captions and paragraph headings used herein are for convenience only and are not a part of this Employment Agreement and shall not be used in construing it.





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  17.  ENTIRE AGREEMENT

       This Employment Agreement constitutes the entire agreement between Employer and Employee with respect to the subject matter hereof and may not be modified or terminated orally. No modification, termination or attempted waiver of this Employment Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

       IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the day and year first above written.


                                        BALLY ENTERTAINMENT CORPORATION



Date:  May 24, 1995                    By: /s/ Arthur M. Goldberg
                                          -----------------------------
                                          a duly authorized signatory



Date:  October 9, 1995                 By: /s/ James S. Montana, Jr.
                                          -----------------------------
                                          James S. Montana, Jr.


Approved by the Compensation and Stock Option Committee on October 9, 1995.

                                        /s/ Edwin M. Halkyard
                                        ---------------------
                                        Chairman, Compensation and Stock
                                        Option Committee





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